Exhibit 10.2
Separation and Release Agreement
This Separation and Release Agreement (this “Agreement”) is entered into as of November 28, 2016 between David M. Maura (“Executive”) and HRG Group, Inc. (the “Company” and together with Executive, the “Parties”).
1.Recitals
(a)The Parties are parties to an employment agreement, dated as of January 11, 2012, and amended as of February 11, 2014 (the “Employment Agreement”), an acknowledgement letter, dated February 2014 (the “Acknowledgement Letter”), and a Subsidiary Service Agreement dated as of January 20, 2016 (the “Subsidiary Service Agreement”);
(b)The Parties have agreed that Executive’s employment will terminate on November 29, 2016;
(c)The Employment Agreement requires that Executive execute a release as a condition to receiving certain severance payments and benefits; and
(d)The Parties desire to fully, finally and amicably resolve and settle any and all issues between them, actual or potential, whether or not relating to Executive’s employment with the Company and the termination of such employment, in each case to the extent set forth in this Agreement. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Employment Agreement.
2.Last Day of Employment.
(a)The Parties acknowledge and agree that the Recitals set forth in Section 1 of this Agreement are accurate and that, unless otherwise agreed between them in writing, Executive’s last day of employment will be November 29, 2016 (the “Separation Date”).
(b)As of the Separation Date, Executive: (i) will be relieved of, and shall resign from, all duties and responsibilities as an officer, employee and/or agent of the Company, its Subsidiaries, its Affiliates and any entity managed by any of the foregoing (collectively, together with their successors and assigns, “HRG”), including as Managing Director and Executive Vice President of Investments of the Company, and will, promptly upon the Company’s written request, execute any documents reasonably required to effectuate the foregoing (including the resignation letter attached as Exhibit A); provided, however, that the term “HRG” shall not be deemed to include: Spectrum Brands Holdings, Inc., or any of its Subsidiaries, or any Affiliate Controlled by any of the foregoing, or any entity managed by any of the foregoing, or any successors or assigns of any of the foregoing (collectively, “SPB”); and (ii) will have no authority to and may not represent himself as an officer, employee or agent of HRG for any purpose unless and to the extent specified in writing by an authorized officer of the Company; provided, however, that none of the foregoing shall apply with respect to the Executive’s service on the Company’s Board of Directors (the “Board”) or to any positions or authorities Executive holds with, or any services Executive performs for, SPB; provided, further, that upon the written request of an authorized officer of the Board, Executive will promptly resign as a member of the Board and will execute any documents reasonably required to effectuate the foregoing, including the resignation letter attached as Exhibit B hereto.

3.	Payments and Benefits to Executive.
(a)Separation Payments and Benefits. Provided only that (x) Executive timely delivers to the Company a signed original of this Agreement, and does not revoke this Agreement within the seven (7) day time period described in Section 20 below, and (y) has not committed a violation of the provisions of Sections 9(a), 10, 11, 12, 13 and 14 (the “Restrictive Covenants”) below (relating, respectively, to: refraining from law suits; competition and solicitation; confidential information; Company property, intellectual property; and non-disparagement), which violation has caused, or should reasonably be expected to cause, material harm to HRG, the Company will provide Executive the following payments and benefits (the “Separation Benefits”):
(i)cash severance pay in the gross amount of $500,000, to be paid in a lump sum on the fifth (5th) business day following the Release Effective Date;
(ii)prompt reimbursement following the Release Effective Date for the cost of health insurance continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), in excess of the cost of such benefits that active employees of the Company are required to pay, for a period of 12 months (or until Executive obtains individual or family coverage through another employer, if earlier) (the “COBRA Period”); provided that Executive elects COBRA coverage and subject to the conditions that: (A) Executive is responsible for immediately notifying the Company if Executive obtains alternative insurance coverage, (B) Executive will be responsible for the entire COBRA premium amount after the end of the COBRA Period; (C) if Executive declines COBRA coverage, then the Company will not make any alternative payment to Executive in lieu of paying for COBRA premiums, and (D) such COBRA reimbursement payments shall be paid on an after tax basis as additional taxable compensation to the Executive; provided, further, that Executive shall not be entitled to such reimbursement to the extent that Executive receives substantially equivalent, or more favorable, health insurance coverage under SPB benefit plans as in effect on the date of this Agreement;

(iii)full vesting on the Release Effective Date of 100% of the unvested options to purchase shares of Company stock that were awarded to Executive prior to the Separation Date, which are listed below, such that such options become exercisable as follows: (A) 48,408 options become exercisable on November 29, 2016; (B) 157,978 options become exercisable on November 29, 2016; (C) 3,611 options become exercisable on November 29, 2016; and (D) 48,408 options become exercisable on November 29, 2017; with “net settling” at the time taxes are incurred (by deducting cash or stock subject to each tranche of the award equivalent in value, as of the date taxation is triggered, to the tax then owed with respect to such tranche, with the tax calculated at the minimum applicable tax withholding rates), in each case subject to the Debt Limitations;
(iv)full vesting on the Release Effective Date of 100% of the unvested shares of restricted stock of the Company, that were awarded to Executive prior to the Separation Date, which are listed below, such that such shares shall be delivered as follows: (A) 110,212 restricted shares shall be delivered on November 29, 2016; (B) 393,496 restricted shares shall be delivered on November 29, 2016; (C) 6,868 restricted shares shall be delivered on November 29, 2016; and (D) 110,212 restricted shares shall be delivered on November 29, 2017; with “net settling” at the time taxes are incurred (by deducting cash or stock subject to each tranche of the award equivalent in value, as of the date taxation is triggered, to the tax then owed with respect to such tranche, with the tax calculated at the minimum applicable tax withholding rates), in each case subject to the Debt Limitations;
(v)a bonus for the Company’s 2016 fiscal year, payable in accordance with Schedule 1 hereto;
(vi)a bonus for the Company’s 2017 fiscal year equal to $2,150,000, paid in a cash lump sum on the fifth (5th) business day after the Release Effective Date; and
(vii)subject to the provisions (x) and (y) of Section 3(a), all of the foregoing amounts and benefits in this Section 3(a) shall be non-forfeitable, and shall not be subject to reduction, in each case except to the extent provided in Section 3(f).
(b)No Other Bonus. Notwithstanding anything in this Agreement or elsewhere to the contrary, the Parties agree that, except as provided in Section 3(a)(vi) above, Executive shall not be entitled to receive any other annual bonus payment (including any payment under the Company’s NAV bonus plan) in respect of the Company’s 2017 fiscal year or thereafter.
(c)Other Benefits. Executive shall be entitled to receive, in each case promptly when due: Base Salary through the Separation Date; unused vacation time accrued through the Separation Date; reimbursement for appropriately documented and unreimbursed business expenses incurred through the Separation Date in accordance with the applicable terms of the Company’s policies; and FlexNet and 401(k) benefits (collectively, “Company Arrangements”); provided that the foregoing shall not apply to any severance benefits under any Company plan, program or arrangement not specifically provided for under this Agreement. The Company confirms that Executive holds awards, and owns shares, that are, or will be, vested before the Release Effective Date, and that no such shares or awards will be subject to forfeiture or reduction, except to the extent required by applicable law (including Section 304 of the Sarbanes Oxley Act and Section 954 of the Dodd Frank Act) or by written company policy of general application implemented to satisfy the requirements of such law.
(d)Indemnification. To the extent permitted by law and the Company’s governing documents and applicable insurance agreements, the Company shall indemnify Executive, hold Executive harmless, and make advances for expenses (including attorneys and costs) to Executive (subject to Executive’s providing an undertaking to repay the Company that is reasonably acceptable to the Company) with respect to any and all losses, claims, demands, liabilities, costs, damages, expenses (including, without limitation, reasonable attorneys’ fees and expenses) and causes of action imposed on, incurred by, asserted against or to which Executive may otherwise become subject by reason of or in connection with any act or omission of Executive, including any negligent act or omission, for and on behalf of the Company that occurs during Executive’s employment with the Company or services on its Board, that Executive reasonably and in good faith believes is in furtherance of the interest of the Company, unless such act or omission constitutes gross negligence or intentional misconduct or is outside of the scope of Executive’s authority, provided, however, that this Section 3(d) shall not be construed to grant Executive a right to be indemnified by the Company for actions or proceedings brought by Company for breach or anticipated breach of this Agreement by Executive. Nothing in this Agreement shall reduce, or otherwise affect, any rights that Executive may otherwise have to indemnification or advancement under HRG corporate governance documents, under any indemnification agreement between Executive and HRG, or under applicable law.
(e)Consideration. Executive acknowledges and agrees that: (i) the Separation Benefits set forth above are adequate consideration for all of the terms of this Agreement, (ii) the Separation Benefits set forth above include significant benefits, monetary or otherwise, to which Executive was not already entitled without signing this Agreement and (iii) effective on the Release Effective Date, any monetary or other benefits which, prior to the execution of this Agreement, Executive may have earned or accrued or to which Executive may have been entitled either (x) will have been paid or provided, or (y) are expressly described in this Agreement (e.g., in Section 3(a) or 3(c) above), or (z) will have been released and waived pursuant to Section 4 below.

(f)Repayment. Executive acknowledges that notwithstanding any provision of this Section 3 to the contrary, to the extent that any portion of the Separation Benefits is incentive compensation that is required by applicable law (including Section 304 of the Sarbanes Oxley Act and Section 954 of the Dodd Frank Act), or by written Company policy of general application implemented to satisfy the requirements of such law, to be subject to any clawback, forfeiture, recoupment or similar limitation, then such portion of the Separation Benefits shall be subject to such required clawback, forfeiture, recoupment or similar limitation, in each case to the extent reasonably determined by the Board.
(g)Taxes. Executive shall be responsible for the payment of any and all required federal, state, local and foreign taxes incurred, or to be incurred, by him in connection with benefits under this Agreement or under any other Company Arrangement. HRG shall have the right to withhold from all amounts and benefits payable to Executive under this Agreement, or under any other Company Arrangement, all federal, state, local and foreign taxes that are required to be withheld pursuant to any applicable law or regulation.
(h)Except as otherwise provided in Schedule 1 hereto and notwithstanding anything in this Agreement or elsewhere to the contrary, (x) with respect to any option (or portion thereof) to purchase shares of Company stock that is exercisable as of the Release Effective Date, Executive shall be permitted to exercise such option (or portion thereof) at any time from the date that such option (or portion thereof) first becomes exercisable through the first anniversary of the Release Effective Date (the “Expiration Date”), but if, commencing on the 45th day prior to the Expiration Date (the “Protection Date”), trading in the shares of common stock is prohibited by the Company’s insider trading policy or federal securities laws, as applicable (“Blacked Out”), the Expiration Date shall be automatically extended until the date that is the 45th trading day that is not Blacked Out following the Protection Date; (y) with respect to any option (or portion thereof) to purchase shares of Company stock that will become exercisable after the Release Effective Date, Executive shall be permitted to exercise such option (or portion thereof) at any time starting from the date such option (or portion thereof) first becomes exercisable until the first anniversary of such date (the “Post-Release Expiration Date”), but if, commencing on the 45th day prior to the Post-Release Expiration Date (the “Post-Release Protection Date”), trading in the shares of common stock is Blacked Out, the Post-Release Expiration Date shall be automatically extended until the date that is the 45th trading day that is not Blacked Out following the Post-Release Protection Date; provided that in no event shall any exercise period under either clause (x) or (y) extend beyond the 10th anniversary of the date of grant of the option in question (or such earlier date as provided under Sections 12 or 13 of the Harbinger Group Inc. 2011 Omnibus Equity Award Plan, as amended through the Separation Date (the Equity Plan”)).

4.	Release and Waiver of Claims by Executive
THIS SECTION PROVIDES, TO THE EXTENT SET FORTH BELOW, A COMPLETE RELEASE AND WAIVER OF ALL EXISTING AND POTENTIAL CLAIMS EXECUTIVE MAY HAVE AGAINST EVERY PERSON AND ENTITY INCLUDED WITHIN THE DESCRIPTION BELOW OF “COMPANY RELEASEE.” BEFORE EXECUTIVE SIGNS THIS RELEASE, EXECUTIVE MUST READ THIS SECTION 4 CAREFULLY, AND MAKE SURE THAT EXECUTIVE UNDERSTANDS IT FULLY.
(a)In consideration of Executive’s receipt and acceptance of the consideration contained in this Agreement from and/or on behalf of Company Releasees, Executive, on Executive’s own behalf and on behalf of each of Executive’s heirs, executors, administrators, successors and assigns, (collectively, “Executive Releasors”), hereby irrevocably, unconditionally and generally releases:
(i)HRG;
(ii)any entity managed by HRG (collectively, “Designated Entities” and, together with HRG, the “HRG Entities”); and
(iii)any current or former shareholder, director, officer, partner, member, agent, attorney or employee, of any of the HRG Entities (the Persons described in Sections 4(a)(i) - (iii) being collectively “Company Releasees”);
from any and all actions, causes of action, suits, debts, dues, sums of money, accounts, controversies, agreements, promises, damages, judgments, executions, liabilities, claims or demands, known or unknown and of any nature whatsoever (collectively, “Claims”) that any Executive Releasor ever had, now has or may have as of the Release Effective Date of this Agreement, including any Claim arising directly or indirectly out of, or relating to, Executive’s employment with the Company or any relationship with any Company Releasee, the payment or nonpayment of any compensation by any of the HRG Entities, the performance of services for the Company or any Company Releasee or the termination of such employment or services.
(b)Specifically, without limitation, the release in Section 4(a) shall include and apply to any Claim:
(i)arising under any contract or employment arrangement between the Parties, express or implied, written or oral, including the Employment Agreement and any bonus agreement;
(ii)for payment of any bonuses and other payments, except as otherwise provided in Section 3(a) and Section 3(c) above;

(iii)for constructive termination, unfair dismissal and/or wrongful dismissal or termination of employment;
(iv)arising under any applicable federal, state, local or other statutes, orders, laws, ordinances, regulations or the like, or case law, that relate to employment or employment practices and/or, specifically, that prohibit discrimination based upon age, race, religion, sex, national origin, pregnancy, disability or any other unlawful bases, including the United States Constitution, the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Acts of 1866 and 1871, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act, the Family Medical Leave Act of 1993, the Pregnancy Discrimination Act of 1978, the Employee Retirement Income Security Act of 1974, the Workers Adjustment and Relocation Notice Act, the Equal Pay Act, the Sarbanes Oxley Act, and the Dodd Frank Act, and any similar applicable statutes, orders, laws, ordinances, regulations or the like, or case law, of the State of New York or any state in which any Company Releasee is subject to jurisdiction, and/or any political subdivision thereof, including the New York State Human Rights Law (including its prohibitions of age discrimination), the New York City Human Rights Law (including its prohibitions of age discrimination), the New York Labor Law, and the New York Civil Rights Law; or based upon any other federal, state or local statutes, orders, laws, ordinances, regulations or the like, to the fullest extent permitted by such law;
(v)for tortious or harassing conduct, infliction of mental distress, interference with contract, fraud, libel or slander, or on any other common law basis; and/or
(vi)for damages, including punitive or compensatory damages, or for attorneys’ fees, expenses, costs, wages, injunctive or equitable relief.
(c)Notwithstanding any provision in this Agreement or elsewhere to the contrary, neither Executive nor any other Executive Releasor is waiving or releasing:
(i)any Claim for indemnification or advancement that Executive has under HRG corporate governance documents, under any indemnification agreement between Executive and HRG, or under applicable law ;
(ii)any Claim for vested benefits pursuant to the terms of the employee benefit plans in which Executive was a participant before the Separation Date;
(iii)any Claim with respect to deferred cash awards, stock options, restricted stock awards, or comparable awards that were granted to Executive and that vested on or before the Release Effective Date;
(iv)any Claim that arises after the Release Effective Date;
(v)any right to enforce Claims arising under, or preserved by, this Agreement; or
(vi)any Claim that cannot legally be waived or that is based on willful fraud or criminal misconduct.

5.	Release and Waiver of Claims by the Company
The Company, for and on behalf of the Company and its wholly-owned subsidiaries and their respective successors and assigns, to the maximum extent permitted by law, hereby acknowledges full and complete satisfaction of and absolutely and irrevocably and unconditionally fully and forever releases, acquits and discharges, each of the Executive Releasors from any Claim that HRG ever had, now has, or may have as of the date that the Company has executed this Agreement and delivered it to Executive; provided, however, that such release does not waive, release, or otherwise discharge any Claim that arises under or is preserved by this Agreement, that cannot legally be waived or that is based on willful fraud or criminal misconduct.

6.	Acknowledgments
By executing this Agreement, each Party agrees and acknowledges that:
(a)Such Party understands all of the terms of this Agreement, and such terms are fair and reasonable, and are not the result of any fraud, duress, coercion, pressure or undue influence exercised by or on behalf of any Person;
(b)Executive has been provided a reasonable period of time (e.g., at least twenty one (21) days) to review and consider signing this Agreement;
(c)Executive has a period of seven (7) calendar days after the date of delivery of a signed Agreement to the Company (at 450 Park Avenue, 29th Floor, New York, NY 10022, Attention: Chief Executive Officer and General Counsel) in which Executive may revoke this Agreement (the “Revocation Period”), and that revocation must be made by delivery of written notice of revocation to the Company at 450 Park Avenue, 29th Floor, New York, NY 10022 Attention: Chief Executive Officer and General Counsel prior to the end of the Revocation Period;
(d)Executive has been directed by the Company to consult with, and has consulted with, an attorney of Executive’s choice before signing this Agreement;
(e)In entering into this Agreement, neither Party is relying on any representation or statement made or contained outside of those set forth in this Agreement, and each Party expressly disclaims reliance on any such representation or statement;
(f)Each Party has agreed to and entered into this Agreement and all of the terms hereof, knowingly, freely and voluntarily; and
(g)Each Party expressly understands and acknowledges that it is possible that unknown losses or claims may exist or that present losses may have been underestimated in amount or severity, and that such Party explicitly took that into account in determining whether to give the releases described in Section 4 and 5 of this Agreement.

7.	Effect of This Agreement on the Employment Agreement
No provision of the Employment Agreement (including, for the avoidance of doubt, Section 5 thereof), the Subsidiary Service Agreement or the Acknowledgement Letter shall survive following the Release Effective Date and all such agreements shall terminate, and become null and void, as of the Release Effective Date.

8.	Non-Admission
This Agreement and the benefits provided under it are not intended to be, shall not be construed as, and are not an admission or concession by any Person of, any wrongdoing or illegal or actionable acts or omissions, and each Party expressly denies that such Party has engaged in any wrongdoing or illegal or actionable acts or omissions.

9.	Covenants Not to Sue
(a)Executive represents and warrants that Executive has not filed or commenced any complaint, claim, action or proceeding of any kind against any Company Releasee with any federal, state or local court or any administrative, regulatory or arbitration agency or body. Executive agrees, on his own behalf and on behalf of each of the other Executive Releasors, not to commence, maintain, prosecute or participate as a party in any action or proceeding in any court or arbitration forum against the Company or any other Company Releasee with respect to any Claim that is released and waived by Section 4 of this Agreement. Executive further agrees, on his own behalf and on behalf of each of the other Executive Releasors, not to instigate, encourage, assist or participate in any court action or arbitration proceeding (but only to the extent that such action or proceeding relates to Claims released under Section 4 above) commenced by any other Person (except a government agency or as required by subpoena or court order) against the Company or any other Company Releasee. In the event that any government agency seeks to obtain any relief on behalf of Executive with regard to any Claim released and waived by Section 4 of this Agreement, Executive covenants (on behalf of himself and each of the other Executive Releasors) not to accept, recover or receive any monetary relief or award that may arise out of or in connection with any such proceeding.
(b)The Company represents and warrants that neither it nor its wholly-owned subsidiaries have filed or commenced any complaint, claim, action or proceeding of any kind against any Executive Releasor with any federal, state or local court or any administrative, regulatory or arbitration agency or body. The Company agrees, on behalf of itself its wholly-owned subsidiaries and their respective successors and assigns, to the maximum extent permitted by law, not to commence, maintain, prosecute or participate as a party in any action or proceeding in any court or arbitration forum against any Executive Releasor with respect to any Claim that is released and waived by Section 5 of this Agreement. The Company further agrees, on behalf of itself and its wholly-owned subsidiaries and their respective successors and assigns, to the maximum extent permitted by law, not to instigate, encourage, assist or participate in any court action or arbitration proceeding (but only to the extent that such action or proceeding relates to Claims released under Section 5 above) commenced by any other Person (except a government agency or as required by subpoena or court order) against the Company or any other Company Releasee.

10.	Noncompetition; Nonsolicitation
(a)Executive shall not, directly or indirectly, whether on his own behalf, or as an employee, officer, director, manager, member, owner, consultant or agent of any other Person:
(i)while an employee of the Company and during the period ending on the eighteen (18) month anniversary of the Separation Date, solicit, entice, encourage or intentionally influence, or attempt to solicit, entice, encourage or influence, any employee of HRG to resign or leave the employ or engagement of HRG, or hire or employ such employee, in any capacity, in each case other than for the benefit of HRG; or
(ii)while an employee of the Company and during the period ending on the eighteen (18) month anniversary of the Separation Date, solicit any agent, advisor, independent contractor or consultant of HRG who is under contract or doing business with HRG to terminate, reduce or divert business with or from HRG.
(b)Notwithstanding anything in Subsections 10(a)(i) or 10(a)(ii) to the contrary, it shall not constitute a violation by Executive of such Subsections if SPB engages in any of the activities described in such Subsections without active involvement by Executive.
(c)If a final and non-appealable determination is made by a court or arbitrator of competent jurisdiction that any of the provisions of this Section 10 constitutes an unreasonable or otherwise unenforceable restriction against Executive, the provisions of this Section 10 will not be rendered void but will be deemed to be modified to the minimum extent necessary to remain in force and effect for the longest period and largest geographic area that would not constitute such an unreasonable or unenforceable restriction (and such court or arbitrator shall have the power to reduce the duration or restrict or redefine the geographic scope of such provision and to enforce such provision as so reduced, restricted or redefined).
(d)Notwithstanding the fact that any provision of this Section 10 is determined not to be specifically enforceable, the Company will nevertheless be entitled to seek to recover monetary damages as a result of Executive’s breach of any such provision.
(e)Executive acknowledges that this Section 10 constitutes a material term in this Agreement, without which the Company would not enter into this Agreement.
(f)Executive hereby agrees that prior to accepting employment with, or agreeing to provide services to, any Person (other than HRG and SPB) during any time period during which Executive remains subject to any of the covenants set forth in this Section 10, Executive shall provide such prospective employer or service recipient with a copy of this Section 10.

11.	Nondisclosure of Confidential Information.
(a)Executive shall not at any time disclose, share, transfer or provide access to any unauthorized Person, or use for Executive’s own purposes, any “Confidential Information” (as defined in Section 11(b) below) without the prior written consent of the Company, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Executive’s violation of duties owed to HRG; provided, however, that if Executive receives a request to disclose Confidential Information pursuant to a deposition, interrogatories, subpoena, civil investigative demand, governmental or regulatory process or similar process, or a request for information or documents in any judicial, arbitral, regulatory, self-regulatory, investigative, or other proceeding, (A) Executive shall, unless prohibited by law or by a representative of any governmental, regulatory or self-regulatory authority, promptly notify the Company in writing, and consult with and assist the Company (at the Company’s sole cost and expense) in seeking a protective order or other appropriate remedy, (B) in the event that no such protective order or remedy is obtained, Executive shall disclose only that portion of the Confidential Information that he determines (on advice of counsel and at the Company’s sole cost and expense) is legally required to be disclosed and shall (at the Company’s sole cost and expense) exercise reasonable efforts to provide that the receiving Person shall agree to treat such Confidential Information as confidential in respect of the applicable proceeding or process, and (C) the Company shall be given an opportunity to review the Confidential Information prior to disclosure thereof.
(b)For purposes of this Agreement, “Confidential Information” shall mean confidential or proprietary information, observations or data (whether or not in written form) concerning the business or affairs of HRG or any Designated Entity that is not known to the public generally other than as a result of Executive’s breach of any obligation owed to HRG or any Designated Entity, including Confidential Information relating to: investors, customers, suppliers or contractors or any other third parties in respect of which HRG or any Designated Entity has a business relationship or owes a duty of confidentiality, or their respective businesses or products; investment methodologies, investment advisory contracts, fees and fee schedules; the investment performance of accounts or funds managed by HRG or any Designated Entity (“Track Records”); technical information or reports; brand names, trademarks, formulas, or trade secrets; unwritten knowledge and “know-how”; operating instructions, training manuals, customer or investor lists, or customer buying records and habits; product sales records and documents; product development, marketing and sales strategies; market surveys, marketing plans, profitability analyses or product cost; long-range plans or any analyses or plans relating to the acquisition, disposition or development of businesses, securities or assets by HRG; to pricing, competitive strategies or new product development; to any forms of compensation or to other personnel-related information; or to contracts and supplier lists. Executive acknowledges and agrees that the Track Records were the work of teams of individuals and not any one individual and are the exclusive property of HRG and the Designated Entities, and agrees that he shall in no event claim any Track Record as his own following the Separation Date.
(c)Notwithstanding anything in this Section 11 or elsewhere to the contrary, Confidential Information shall in no event include information, observations, documents, or data relating to SPB.
(d)Without limiting the foregoing, Executive agrees to keep confidential the existence of, and any information concerning, any dispute between Executive and HRG except that Executive may disclose information concerning such dispute to the court or arbitrator that is considering such dispute or to their respective legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of such dispute).
(e)Nothing in this Agreement or elsewhere shall (i) restrict any Person from providing truthful testimony, or disclosing information, when required by law, subpoena, court order, arbitral order, or the like or in connection with any proceeding under Sections 15(b) or 17 of this Agreement, (ii) restrict any Person from making disclosures in confidence to any attorney, accountant or other professional for the purpose of securing professional advice, (iii) prevent Executive from retaining, and using appropriately, his Rolodex (and electronic equivalents) and documents and information relating to his entitlements and obligations; or (iv) prevent Executive from filing a charge with the Equal Employment Opportunity Commission or a comparable state or local agency.

12.Company Property. Executive acknowledges that all notes, formulas, records, files, or other proprietary written information, and all equipment or other physical property that belongs to HRG shall remain the property of HRG, shall not be used by Executive for any purpose other than carrying out his duties for HRG. On or about the Separation Date, Executive shall return any property of HRG and shall also provide Executive’s iPad, iPhone and personal computer/tablet to the Company’s IT department for removal of any information of HRG; provided, that Executive shall be entitled to retain his rolodex and any electronic equivalents, and any documents relating to Executive’s compensation and benefits and any post-employment obligations to which Executive may be subject.

13.	Intellectual Property Rights.
(a)The results and proceeds of Executive’s employment with HRG (including, any such results or proceeds that contain trade secrets, products, services, processes, know-how, track record, designs, developments, innovations, analyses, drawings, reports, techniques, formulas, methods, developmental or experimental work, improvements, discoveries, inventions, ideas, source and object codes, programs, matters of a literary, musical, dramatic or otherwise creative nature, writings and other works of authorship, and any works in progress, whether or not patentable or registrable under copyright or similar statutes, that were made, developed, conceived or reduced to practice or learned by Executive in carrying out his duties for HRG, either alone or jointly with others) (collectively, “Inventions”), shall be works-made-for-hire and the Company (or, if applicable or as directed by the Board, any of its Subsidiaries or Affiliates) shall be deemed the sole owner throughout the universe of any and all trade secret, patent, copyright and other intellectual property rights of whatsoever nature therein (collectively, “Proprietary Rights”), whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner the Board determines in its sole discretion, without any further payment to Executive for such use. If, for any reason, any of such results and proceeds shall not legally be a work-made-for-hire and/or there are any Proprietary Rights which do not accrue to the Company (or, as the case may be, any of its Subsidiaries or Affiliates) under the immediately preceding sentence, then Executive hereby irrevocably assigns and agrees to assign any and all of Executive’s right, title and interest thereto, including any and all Proprietary Rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, to the Company (or, if applicable or as directed by the Board, any of its Subsidiaries or Affiliates), and the Company or such Subsidiaries or Affiliates shall have the right to use the same in perpetuity throughout the universe in any manner determined by the Board or such Subsidiaries or Affiliates without any further payment to Executive whatsoever. As to any Invention that Executive is required to assign, Executive shall, upon reasonable written request by the Board, promptly and fully disclose to the Company all information known to Executive concerning such Invention.
(b)Executive agrees that, from time to time, upon receipt of reasonable written request from the Board and at the Company’s sole cost and expense, Executive shall do any and all reasonable and lawful things that the Board may reasonably deem useful or desirable to establish or document the Company’s exclusive ownership throughout the United States of America or any other country of any and all Proprietary Rights in any such Inventions, including the execution of appropriate copyright and/or patent applications or assignments. To the extent Executive has any Proprietary Rights in the Inventions that cannot be assigned in the manner described above, Executive unconditionally and irrevocably waives the enforcement of such Proprietary Rights. This Section 13(b) is subject to and shall not be deemed to limit, restrict or constitute any waiver by the Company of any Proprietary Rights to which the Company may be entitled by operation of law by virtue of Executive’s employment with the Company. Executive further agrees that, from time to time, upon reasonable written request by the Board and at the Company’s sole cost and expense, Executive shall assist the Company obtaining, and enforcing, Proprietary Rights relating to Inventions in any and all countries. To this end, Executive shall, upon the Board’s reasonable written request and at the Company’s sole cost and expense, execute, verify and deliver such documents and perform such other acts (including appearing as a witness) as may be reasonably requested in applying for, obtaining, perfecting, evidencing, sustaining, and enforcing such Proprietary Rights and the assignment thereof. In addition, Executive shall, upon the reasonable written request of the Company’s General Counsel and at the Company’s sole expense, execute, verify, and deliver assignments of such Proprietary Rights to the Company or its designees.
(c)Executive hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, that Executive now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.
(d)The provisions of this Section 13 shall not apply to any result or proceed that arises in the course of, or relates to, Executive’s employment with, or services for, SPB, and the terms “Inventions” and “Proprietary Rights” shall not be deemed to include any such result or proceed.

14.	Nondisparagement.
(a)During Executive’s employment with HRG and thereafter, and except in connection with carrying out his duties for HRG (including as a member of its Board) or SPB, Executive agrees not to make, publish or communicate at any time to any Person, including, but not limited to, customers, clients and investors of HRG or any Designated Entity, any Disparaging remark, comment or other statement concerning HRG or any Designated Entity.

(b)During Executive’s employment with the Company and thereafter, HRG agrees that neither HRG nor any Designated Entity shall make, publish, or communicate to any Person, or authorize any Person to make, publish or communicate at any time to any Person any Disparaging remark, comment or other statement concerning Executive.
(c)For the purposes of this Section 14, “Disparaging” remarks, comments or statements are those that impugn the character, honesty, integrity, morality, business acumen or abilities of the Person being disparaged.

15.	Company Remedies and Injunctive Relief
(a)The covenants, representations and acknowledgments made by the Parties in this Agreement shall survive the execution of this Agreement and the delivery of the Separation Benefits to be made hereunder. Except as may be prohibited by law, in the event that an independent arbitrator appointed pursuant to the Arbitration provision of the Employment Agreement (the “Arbitrator”) finds that Executive has committed or is committing a material breach of any of the Restrictive Covenants resulting in material harm to the business or reputation of the Company, in the Arbitrator’s discretion, (x) the Company Releasees may be excused and released from any obligation to make the Separation Payments contemplated by this Agreement and any installment thereof and/or (y) the Executive may be liable for any damages suffered or incurred by any Company Releasee by reason of such material breach. For avoidance of doubt, the Company shall be entitled to enforce the provision of clause (x) in Section 3(a), and of Section 3(f), through arbitration in accordance with Section 17(b). Under no circumstances will the Company be excused from paying an amount of $5,000 of the total consideration paid to Executive under Section 3(a) of this Agreement.
(b)Executive acknowledges that a violation by Executive of any of the Restrictive Covenants could cause irreparable damage to the Company in an amount that would be material but not readily ascertainable, and that any remedy at law (including the payment of damages) would be inadequate. Accordingly, Executive agrees that, notwithstanding any provision of this Agreement to the contrary, the Company may be entitled (without the necessity of showing economic loss or other actual damage and without the requirement to post a bond) to injunctive relief (including temporary restraining orders, preliminary injunctions and/or permanent injunctions) in any court of competent jurisdiction described in Section 17(c) for any actual or threatened breach of any of the Restrictive Covenants in addition to any other legal or equitable remedies it may have. The preceding sentence shall not be construed as a waiver of the rights that the Company may have for damages under this Agreement or otherwise, and all of the Company’s rights shall be unrestricted except as otherwise provided in this Agreement.
16.Protected Rights.
Notwithstanding any other provision in this Agreement or any other agreement that Executive may have entered with the Company prior to the date hereof, including, but not limited to, the Employment Agreement and the Acknowledgement Letter (collectively, the “Agreements”), nothing contained in any of the Agreements (i) prohibit Executive from reporting to the staff of the Securities Exchange Commission (“SEC”) possible violations of any law or regulation of the SEC, (ii) prohibit Executive from making other disclosures to the staff of the SEC that are protected under the whistleblower provisions of any federal securities laws or regulations or (iii) limit Executive’s right to receive an award for information provided to the SEC staff in accordance with the foregoing. Please note that Executive does not need the prior authorizations of the Company to engage in such reports, communications or disclosures and Executive is not required to notify the Company if Executive engages in any such reports, communications or disclosures.

17.	Arbitration, Choice of Law and Venue
(a)This Agreement shall in all respects be subject to, governed by, and enforced and construed pursuant to and in accordance with, the laws of the State of New York, without regard to and excluding the choice of law rules of any applicable jurisdiction.
(b)Except to the extent otherwise provided in Section 15(b) hereof with respect to certain claims for injunction relief, any controversy, claim or dispute that arises between HRG and Executive, or that relates to this Agreement, to any other Company Arrangement, to the Executive’s employment with HRG or to the termination of Executive’s employment with HRG, shall be resolved by binding confidential arbitration in accordance with the Commercial Arbitration Rules and Mediation Procedures (the “Rules”) of the American Arbitration Association through a single arbitrator selected in accordance with the Rules. The decision of the arbitrator shall be rendered within thirty (30) days of the close of the arbitration hearing and shall include written findings of fact and conclusions of law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof in the County of New York. In reaching his or her decision, the arbitrator shall have no authority (a) to change or modify any provision of this Agreement, (b) to base any part of his or her decision on the common law principle of constructive termination, or (c) to award punitive damages or any other damages not measured by the prevailing party’s actual damages. The arbitrator may not make any ruling, finding or award that does not conform to this Agreement. Each Party shall bear all of his or its own legal fees, costs and expenses of arbitration and one-half (1/2) of the costs of the arbitrator.
(c)Any proceeding in aid of arbitration under Section 17(b), or to enforce, modify or vacate an arbitration award under Section 17(b), or to seek injunctive relief under Section 15(b), shall be brought in a state or federal court of competent subject matter jurisdiction situated in New York County, New York. Each Party consents to personal jurisdiction in any such court. In addition, each Party waives any right to assert that any such proceeding brought in any such court is in the improper venue or should be transferred to a more convenient forum. Further, each Party waives any right such Party may otherwise have to a trial by jury in any proceeding governed by this Section 17.

18.	Miscellaneous.
(a)The Company represents and warrants that (i) it is fully authorized by action of the Board (and of any other Person or body whose action is required) to enter into this Agreement and to perform its obligations under it, (ii) the execution, delivery and performance of this Agreement by it does not violate any applicable law, regulation, order, judgment or decree or any agreement, arrangement, plan or corporate governance document (x) to which it is a party or (y) by which it is bound and (iii) upon the execution and delivery of this Agreement by the Parties, this Agreement shall be its valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.
(b)Executive represents and warrants that (i) delivery and performance of this Agreement by him does not violate any applicable law, regulation, order, judgment or decree or any agreement to which Executive is a party or by which he is bound and (ii) upon the execution and delivery of this Agreement by the Parties, this Agreement shall be a valid and binding obligation of Executive, enforceable against him in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.
(c)This Agreement, Company Arrangements referred to in it, and Company Arrangements relating to grant awards received by Executive, constitute the complete understanding and agreement between the Parties with respect to the matters addressed in them. If any provision of this Agreement is determined to be void, voidable or unenforceable, it shall have no effect on the remainder of this Agreement, which shall remain in full force and effect.
(d)No provision of this Agreement may be amended, modified, waived or discharged except by a written document signed by Executive and a duly authorized officer of the Company (other than Executive). In the event of any conflict between the provisions of this Agreement and those of any other document, the provisions of this Agreement shall control. There shall be no contractual or similar restrictions imposed by HRG on Executive’s activities after the Separation Date that are more restrictive on the Executive’s activities than those set forth in this Agreement.
(e)The failure of any Person to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such Person’s rights or deprive such Person of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. No failure or delay by any Person in exercising any right or power hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment of any steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.
(f)The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and the Parties intend that no rule of strict construction will be applied against either Party. Wherever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limiting the foregoing in any respect.” The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Any reference to any rule, law, statute or regulation shall mean such rule, law, statute or regulation as amended, modified or supplemented from time to time.
(g)This Agreement may be executed in two counterparts and both such counterparts taken together shall be deemed to constitute one and the same instrument. Signatures delivered by facsimile (including by “pdf”) shall be deemed effective for all purposes.
(h)The captions and underscoring in this Agreement are for convenience of reference only, shall have no legal effect, and do not define or limit the provisions hereof.
(i)In the event of Executive’s death or a judicial determination of his incapacity, references in this Agreement to “Executive” shall be deemed (where appropriate) to be references to his heir(s), beneficiar(ies), estate, executor(s) or other legal representative(s).
(j)Executive shall be under no obligation to seek other employment or otherwise mitigate the obligations of HRG under this Agreement, and there shall be no offset against amounts or benefits due Executive under this Agreement or otherwise (except as expressly set forth in Section 3(a)(ii) above) on account of (x) any Claim that HRG may have against him or (y) any remuneration or other benefit earned or received by Executive after the Separation Date. Any amounts or benefits due under this Agreement are considered to be reasonable by the Company and are not in the nature of a penalty.

19.	409A
(a)The Parties intend that this Agreement, and the delivery of benefits under Section 3 above, comply with the requirements of Section 409A, and that this Agreement be interpreted to comply with or be exempt from Section 409A. The Parties agree to negotiate in good faith to make amendments to this Agreement and any other Company Arrangement as are necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. Notwithstanding the foregoing,

Executive shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of Executive in connection with this Agreement (including any taxes and penalties under Section 409A), and neither the Company nor any Affiliate shall have any obligation to indemnify or otherwise hold Executive (or any beneficiary) harmless from any or all of such taxes or penalties.
(b)Notwithstanding anything in this Agreement or elsewhere to the contrary, in the event that Executive is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), no payments that are “deferred compensation” subject to Section 409A shall be made by HRG to Executive prior to the date that is six (6) months after the date of Executive’s “separation from service” (as defined in Section 409A) or, if earlier, Executive’s date of death. Following any applicable six (6) month (or shorter) delay, all such delayed payments will be paid in a single lump sum on the earliest permissible payment date. For purposes of Section 409A, each of the payments that may be made under this Agreement or under any other Company Arrangement is designated as a separate payment. Executive shall have no duties for HRG following the Separation Date that are inconsistent with his having had a “separation from service” on or before the Separation Date.
(c)For purposes of this Agreement and of any other Company Arrangement, with respect to payments of any amounts, or provision of any benefits, that are “deferred compensation” subject to Section 409A, references to “termination of employment” (and substantially similar phrases) shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A relating to “separation from service”.
(d)Executive acknowledges that the Company has advised Executive to consult with an attorney regarding this Agreement, and how Section 409A applies to the Separation Benefits.

20.	Release Effective Date.
Executive shall deliver his signature on this Agreement within twenty one (21) days following the date hereof to HRG Group, Inc., 450 Park Avenue, 29th Floor, New York, NY 10022, Attention: General Counsel. This Agreement will become final, binding and irrevocable upon expiration of the seven (7) day Revocation Period described in Section 6(c) without timely revocation by Executive (the “Release Effective Date”).

Signature Page Follows

IN WITNESS WHEREOF, and intending to be legally bound hereby, the Parties have hereunto set their hands.

David M. Maura
/s/ David M. Maura
Date: November 29, 2016

HRG Group, Inc.
/s/ Ehsan Zargar
Name: Ehsan Zargar
Title: Senior Vice President,
General Counsel & Corporate Secretary
Date: November 29, 2016

Exhibit A
To:       The Board of Directors of HRG Group, Inc.

Re:      Resignation

            Effective as of 11:59 pm eastern standard time on November 28, 2016, the undersigned hereby resigns (i) as an officer of HRG Group, Inc. (the “Company”), including, without limitation, as the Managing Director and Executive Vice President of Investments of the Company, (ii) as an officer of any direct or indirect subsidiary or affiliate of the Company, and (iii) from the board of directors (or equivalent body) of any direct or indirect subsidiary or affiliate of the Company (and any committee thereof of which the undersigned is a member); provided, that the foregoing resignation shall not apply to any positions that the undersigned holds with Spectrum Brands Holdings, Inc. or any of its subsidiaries or positions the undersigned holds on the Company’s Board.

David M. Maura

Exhibit B
To:       The Board of Directors of HRG Group, Inc.

Re:      Resignation

            Effective as of 11:59 pm eastern standard time on [DATE], the undersigned, hereby resigns from the board of directors (or equivalent body) of the Company and any direct or indirect subsidiary or affiliate of the Company (and any committee thereof of which the undersigned is a member); provided, that the foregoing resignation shall not apply to any positions that the undersigned holds with Spectrum Brands Holdings, Inc. or any of its subsidiaries.

David M. Maura

Schedule 1
Cash Payments
Executive will be paid the following lump sum amounts:
1)    $1,540,000 on the fifth (5th) business day after the Release Effective Date; and
20    $1,815,080 on November 1, 2018.

Stock Option Grant
Executive will be granted fully vested stock options on the fifth (5th) business day after the Release Effective Date that will become exercisable on the dates set forth below and remain exercisable through the tenth anniversary of the date of grant and will have a per share exercise price equal to the Fair Market Value (as defined in the Equity Plan) on the date of grant.
Number of Shares        Date Option Becomes Exercisable
30,626                 Date of Grant
30,626             First Anniversary of the Date of Grant
128,469            Second Anniversary of the Date of Grant
128,469             Third Anniversary of the Date of Grant